EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ”Experts” and to the use of our report dated February 15, 2006, except for Note 16, Subsequent Event, as to which the date is November 20, 2006 in the Registration Statement (Form S-4) and related Prospectus of MCF Corporation dated November 20, 2006.

/s/ Ernst & Young LLP

San Francisco, California
November 20, 2006